Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is entered into as of March 22, 2017 by and between SEABOARD FOODS LLC, an Oklahoma limited liability company (together with any Successor thereto, the “Company”), and Terry J. Holton (“Executive”).

WITNESSETH:

WHEREAS, the Company and Executive are parties to a certain Employment Agreement dated December 21, 2012 (the “Original Agreement”), pursuant to which the Company employs Executive on the terms and conditions set forth therein; and

WHEREAS, the Company and Executive desire to amend the Original Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Signing Payment.   Within ten (10) business days of the date hereof, the Company shall pay Executive a signing payment in such amount as is approved by the Company’s Board of Directors (less any amounts the Company is required by law to withhold).

2. Amendment of Section 2(a). Section 2(a) of the Employment Agreement is amended and restated to read as follows:

(a) Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing as of the date hereof (the “Commencement Date”) and ending on December 31, 2019, provided, however, on December 31, 2019 and on each annual anniversary date thereof (an ”Annual Anniversary Date”), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for one (1) year after such Annual Anniversary Date, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to the expiration of such Annual Anniversary Date, of its intention not to extend the Employment Period (as defined below) hereunder.  Notwithstanding the foregoing, unless mutually agreed to by the Company and the Executive, Executive’s employment hereunder shall under no circumstances extend beyond December 31, 2021.  The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

3. Amendment of Section 4. Section 4 of the Employment Agreement is amended to delete the following sentence:

Executive’s Annual Bonus shall not be less than five hundred thousand dollars ($500,000) for any calendar year during the Employment Period.

4. Amendment of Subsection (i) of Section 8(e). Subsection (i) of Section 8(e) is amended to amend and restate the last sentence thereof to read as follows:

Any Notice of Termination given by an Executive must specify an effective date of termination which is at least one-hundred eighty (180) days after the giving of the Notice of Termination.

5. Amendment of Subsection (i) of Section 8(f). Subsection (i) of Section 8(f) is amended and restated to read as follows:

(i)In the event of a termination of Executive’s employment by the Company Without Cause or by Executive’s resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive’s estate), (x) his Base Salary through the Date of Termination, to the extent not previously paid, which amount shall be paid within thirty (30) days of the Date of Termination; (y) the pro‑rata amount of the Annual Bonus, as determined pursuant to the Seaboard Incentive Compensation Plan, which is accrued through the Date of Termination, which amount shall be paid on or before March 15 of the next year following the Date of Termination; and (z) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to the terms hereof, and payment for paid time off accrued as of the Date of Termination but unused, which amounts shall be paid within thirty (30) days of the Date of Termination (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”).  In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company a Release and Discharge of All Claims substantially in the form attached hereto (“Release”) within thirty (30) days after the Date of Termination, Executive shall be entitled to the following payments and benefits (provided, however, in the event of Executive’s death following the Date of Termination but prior to delivery of the executed Release, the following payments shall be paid to Executive’s estate, notwithstanding that the Release has not been executed):

Sub-subsections (A), (C), (D), (E) and (F) shall not be affected by the amendment of Subsection (f) of Section 8.  Sub-subsection (B) of Subsection (f) below is being amended as set forth in Section 3 below.

6. Amendment of Sub-Subsection (B) of Section 8(f)(i). Sub-Subsection (B) of Section 8(f)(i) is amended and restated to read as follows:

(B) A severance payment equal to $1,250,000 times the number or years or partial years comprising the Severance Period, which amount shall be paid to Executive on the one year anniversary date of the Date of Termination.

7. Amendment of Subsection (ii) of Section 8(f). Subsection (ii) of Section 8(f) is amended and restated to read as follows:

(ii)If Executive’s employment shall terminate upon his death or due to Executive’s Disability or Executive shall resign from his employment without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Termination with respect to the amount described in clauses (x) and (z), and on or before March 15 of the next year following the Date of Termination with respect to the amount described in clause (y).  If the Company shall terminate Executive’s employment for Cause, the Company shall pay Executive the termination benefits, as provided in clauses (x) and (z) of Section 8(f)(i).

8. Amendment of Section 10(a). The definition of “Non-Compete Period” or “Non-Solicitation Period” in Section 10(a) is amended and restated to read as follows:

“Non-Compete Period” or “Non-Solicitation Period” means the period beginning with the Commencement Date and ending the later of: (a) one year after the Date of Termination, no matter whether terminated by the Company for any reason or no reason, or (b) December 31, 2020.

9. Agreement Continues in Effect. Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect, in accordance with the terms thereof.

10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

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SEABOARD FOODS LLC

By: /s/ Steven J. Bresky
Steven J. Bresky
Vice President

Executive:

By: /s/ Terry J. Holton
Terry J. Holton